EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER (904) 598-7636

REGENCY CENTERS REPORTS THIRD QUARTER RESULTS

Jacksonville, Fla. (November 10, 2008) — Regency Centers Corporation announced today financial and operating results for the quarter and nine months ended September 30, 2008.

Funds From Operations (FFO) for the third quarter was $85.0 million, or $1.21 per diluted share, compared to $67.8 million and $0.97 per diluted share for the same period in 2007. For the nine months ended September 30, 2008, FFO was $214.4 million or $3.05 per diluted share, compared to $212.7 million or $3.04 per diluted share for the same period last year. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net income for common stockholders for the quarter was $54.5 million, or $0.78 per diluted share, compared to $37.0 million and $0.53 per diluted share for the same period in 2007. Net income for the nine months ended September 30, 2008, was $113.1 million or $1.61 per diluted share, compared to $133.4 million and $1.92 per diluted share for the third quarter of 2007.

Portfolio Results

For the three months ended September 30, 2008, Regency’s results for wholly-owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Same store net operating income (NOI) growth: 2.3% (2.0% including 100% of co-investment partnerships)
•	Rental rate growth on a cash basis: 13.8% (13.3% including 100% of co-investment partnerships)
•	Leasing transactions: 441 new and renewal lease transactions for a total of 1.5 million square feet

For the nine months ended September 30, 2008, Regency’s results for wholly-owned properties and its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, operating properties only: 94.3% on a pro-rata basis (94.8% including 100% of co-investment partnerships)
•	Same store net operating income (NOI) growth: 2.5% (2.6% including 100% of co-investment partnerships)
•	Same store rental rate growth on a cash basis: 11.6% (11.6% including 100% of co-investment partnerships)
•	Leasing transactions: 1,331 new and renewal lease transactions for a total of 4.5 million square feet

Acquisitions, Capital Recycling and Co-investment Partnerships

During the quarter the Regency-Oregon partnership purchased one property from a third party at a price of $28.5 million and a cap rate of 6.50%. Regency’s share of the purchase price was $5.7 million. Regency also sold two operating properties, at a weighted average cap rate of 8.01% and a gross sales price of $24.9 million. Five completed developments were sold during the quarter: One to a third party for a gross sales price of $12.4 million and a cap rate of 7.41%; one to Regency Retail Partners, the open-end fund, for a gross sales price of $74.5 million and a cap rate of 6.83%; and three to the Regency-Oregon partnership for a gross sales price of $83.4 million and a weighted average cap rate of 7.14%. During the quarter the Company sold one outparcel at a gross sales price of $1.8 million.

Development

During the quarter, the Company stabilized two completed developments. The projects represent $14.8 million of net development costs and a weighted average stabilized NOI yield of 9.35%. The two centers average 97% leased. The Company also started two new development projects, Murietta Marketplace and Gateway 101, representing $98.0 million of estimated net costs after partner participation. The land for Murietta Marketplace was purchased by Regency in 2007. As of September 30, 2008, the Company had 48 projects under development for an estimated total net investment at completion of $1.1 billion and an expected return of 8.80% on net development costs after partner participation. The in-process developments are 69% funded and 78% leased and committed, including tenant-owned GLA.

Dividend

On November 5, 2008, Regency Centers Corporation Board of Directors declared a quarterly cash dividend of $0.725 per share, payable on December 3, 2008 to shareholders of record on November 19, 2008. The Board also declared a quarterly cash dividend of $0.46563 per share of Series 3 Preferred stock, payable on December 31, 2008 to shareholders of record on December 1, 2008; a quarterly cash dividend of $0.45313 per share of Series 4 Preferred stock, payable on December 31, 2008 to shareholders of record on December 1, 2008; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on December 31, 2008 to shareholders of record on December 1, 2008.

Earnings Guidance

Regency’s 2008 FFO per share is expected to be in the range of $3.90 to $4.35. The previous 2008 FFO per share guidance range of $4.54 to $4.66 included expected transaction profits of $63 million to $78 million. The new guidance range assumes transaction profits between $25 million and $57 million. The drivers behind this wide range include estimated promote income of either zero or $15 to $17 million and fourth quarter profits from the sale of developments. The estimated $15 to $17 million promote is based on cap rates from preliminary appraisals in the range of 7.25% to 7.75%. Previous guidance assumed promote income of $21 to $23 million and assumed cap rates of 6.5% to 6.75%. There is a risk that the promote income could be zero if the Regency-Oregon partnership’s portfolio performance does not exceed the National Council of Real Estate Investment Fiduciaries (NCREIF) property index. The property index measures rates of return (income and appreciation/depreciation) for institutionally-held real estate investments. There is concern that the NCREIF index may not fully reflect unrealized depreciation, as other participants may not be required to go through a year-end appraisal process.

In addition to the promote income, expected transaction profits will be impacted by the number of transactions that close in 2008; the net gains from these sales could range from zero to $15 million. The revised guidance range also assumes lower projected leasing commission income from co-investment partnerships and an increase in expensed overhead as an impact of reduced 2008 development starts.

Conference Call

In conjunction with Regency’s third quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Tuesday, November 11 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its third quarter 2008 supplemental information package that may help investors estimate earnings for 2008. A copy of the Company’s third quarter 2008 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended September 30, 2008. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income to Funds From Operations—Actual Results

For the Periods Ended September 30, 2008 and 2007	Three Months Ended		Year to Date
	2008	2007	2008	2007
Net income for common stockholders	$54,546,939	$36,979,815	$113,132,305	$133,414,312
Adjustments to reconcile to Funds from Operations:
Depreciation expense - consolidated properties	22,739,591	19,766,051	66,596,300	56,320,147
Depreciation and amortization expense - uncons properties	10,356,130	10,903,364	31,585,481	32,098,938
Consolidated JV partners’ share of depreciation	(131,116)	(127,715)	(395,216)	(351,943)
Amortization of leasing commissions and intangibles	3,586,810	3,616,154	10,256,848	8,898,845
Gain on sale of operating properties, including JV’s	(6,544,005)	(3,662,998)	(7,591,972)	(18,978,957)
Minority interest of exchangeable partnership units	397,748	291,109	856,745	1,270,222

Funds From Operations	84,952,097	67,765,780	214,440,491	212,671,564

Dilutive effect of share-based awards	(298,506)	(257,699)	(895,519)	(695,682)

Funds From Operations for calculating Diluted FFO per Share	84,653,591	67,508,081	213,544,972	211,975,882

Weighted Average Shares For Diluted FFO per Share	70,080,085	69,878,249	69,995,989	69,789,410

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At September 30, 2008, the Company owned 443 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 59.3 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 193 shopping centers, including those currently in-process, representing an investment at completion of $3.1 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.